Independent Auditors' Consent



The Board of Directors
Kestrel Energy, Inc.:


We consent to the use of our report dated September 8, 1995, relating to the consolidated balance sheets of Kestrel Energy, Inc. and subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1994, which report appears in the June 30, 1995 Annual Report on Form 10-K of Kestrel Energy, Inc., incorporated herein by reference.


                         /s/KPMG Peat Marwick LLP
                         KPMG Peat Marwick LLP



Denver, Colorado
September 25, 1995